[LOGO]

                               TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                           HUNTINGDON VALLEY, PA 19006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 23, 2000

                            ------------------------

     The Annual Meeting of Stockholders (the "Meeting") of Toll Brothers, Inc. (the "Company") will be held on Thursday, March 23, 2000 at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

          1. To elect three directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2001 or 2002.)

          2. To consider and act upon the selection of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year.

          3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 28, 2000 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                          MICHAEL I. SNYDER
                                            Secretary

February 14, 2000

                               TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                           HUNTINGDON VALLEY, PA 19006

                            ------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MARCH 23, 2000

                          ----------------------------

                                     GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Meeting"), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company (the "Stockholders") on or about February 14, 2000.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the current fiscal year ending October 31, 2000.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

SHARES ENTITLED TO VOTE, REQUIRED VOTE AND QUORUM

     At the close of business on January 28, 2000, there were 36,455,904 shares of the Company's common stock outstanding. There is no other class of voting securities outstanding. The record date fixed by the Board of Directors for the determination of Stockholders entitled to notice of and to vote at the Meeting is the close of business on January 28, 2000. At the Meeting, such Stockholders will be entitled to one vote for each share of common stock owned at the record date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes will be included in the calculation of the number of Stockholders who are present at the Meeting for the purposes of determining a quorum.

     Proposal One: Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

     Proposal Two: To be approved, this matter must receive the affirmative vote of the majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Brokers holding shares of record for their customers are entitled to vote on this matter. Accordingly, broker non-votes and abstentions will have the effect of negative votes.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information, as of December 31, 1999, respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the common stock of the Company;
(ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under "Executive Compensation"; and (iii) all directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                                     PERCENT OF
                                                        AMOUNT AND NATURE OF           COMMON
NAME OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP(1)        STOCK(1)
------------------------                               -----------------------       ----------
Robert I. Toll.......................................         7,391,379(2)(3)           19.7
Bruce E. Toll........................................         6,038,230(2)              16.1
Wellington Management Company, L.L.P.................         3,817,616(4)              10.5
Firstar Corporation/Firstar Investment Research &
  Management Company/Firstar Bank Wisconsin..........         2,596,200(5)               7.1
Lazard Freres & Co. LLC..............................         2,618,340(6)               7.2
Zvi Barzilay.........................................           519,000                  1.4
Robert S. Blank......................................           107,750                    *
Richard J. Braemer...................................           108,750                    *
Roger S. Hillas......................................           119,875                    *
Carl B. Marbach......................................           100,600(7)                 *
Joel H. Rassman......................................           267,597                    *
Paul E. Shapiro......................................            94,250                    *
All directors and executive officers as a group
  (9 persons)........................................        14,747,431(3)(7)(8)        37.2

------------------
*   Less than 1%.

(1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1999 are deemed to be beneficially owned; accordingly, information includes the following number of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll, 1,010,250 shares; Bruce E. Toll, 942,750 shares; Mr. Barzilay, 500,700 shares; Mr. Blank, 97,750 shares; Mr. Braemer, 97,750 shares; Mr. Hillas, 97,750 shares; Mr. Marbach, 98,250 shares; Mr. Rassman, 257,000 shares; Mr. Shapiro, 83,250 shares; and all directors and executive officers as a group, 3,185,450 shares.

(2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3) Includes 14,000 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

(4) Based on a Schedule 13G, filed with the SEC on May 10, 1999, which states that the address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109, that WMC has shared voting power with respect to 166,750 shares and shared dispositive power with respect to 3,817,616 shares, and that the shares as to which the Schedule 13G is filed by WMC, in its capacity as an investment advisor, are owned by clients of WMC who have the right to receive or the power to direct the receipt of dividends from or proceeds of such shares. The Schedule 13G filed by WMC further states that none of such clients, except Vanguard/Windsor Funds, Inc. ("Vanguard"), is known to have such right or power with respect to more than 5% of the common stock of the Company. In addition, Vanguard filed a Schedule 13G on February 1, 2000, that the Company assumes relates to shares that are included in the shares reported by WMC, which states that Vanguard has sole voting power and shared dispositive power with respect to 3,529,166 shares. The Company believes that Vanguard's address is Post Office Box 2600, Valley Forge, Pennsylvania.

(5) Based on a Schedule 13G filed with the SEC on February 16, 1999 which states that the address of Firstar Corporation is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1998 and that Firstar Corporation has sole voting power with respect to 758,045 shares, shared voting power with respect to 1,792,855 shares, sole dispositive power with respect to 758,045 shares and shared dispositive power with respect to 1,838,155 shares. In addition, Firstar Investment Research Management Company, LLC ("Firstar Investment"), a wholly owned subsidiary of Firstar Corporation, filed a Schedule 13G on February 10, 1999 that the Company believes is related to the same shares of the Company's common stock as those reported by Firstar Corporation, which states that the address of Firstar Investment is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1998 and that Firstar Investment has sole voting power with respect to 758,045 shares, shared voting power with respect to 1,792,855 shares, sole dispositive power with respect to 758,045 shares and shared dispositive power with respect to 1,838,155 shares.

(6) Based on a Schedule 13G filed with the SEC on February 2, 2000 which states that the address of Lazard Freres & Co, LLC. is 30 Rockefeller Plaza, New York, New York 10020 and that Lazard Freres & Co. LLC has sole voting power with respect to 2,292,500 shares and sole dispositive power with respect to 2,618,340 shares.

(7) Includes 2,350 shares beneficially owned by individual retirement accounts ("IRA's") for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.

(8) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder and Regulation S-K, only the Chief Executive Officer, Chief Operating Officer, and the Senior Vice President/Chief Financial Officer are deemed to be officers or executive officers of the Company for reporting purposes under such provisions, respectively.

                                  PROPOSAL ONE

               ELECTION OF THREE DIRECTORS FOR TERMS ENDING 2003

     At the Meeting, the Stockholders will elect three directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three-year terms of office expire at the Meeting are Messrs. Robert S. Blank, Roger S. Hillas and Paul E. Shapiro.

     The Board of Directors has nominated Messrs. Robert S. Blank, Roger S. Hillas and Paul E. Shapiro to serve again as directors until the 2003 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. All such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                                DIRECTOR        TERM
NAME                  AGE        SINCE         EXPIRES            POSITIONS WITH THE COMPANY
----                  ---       --------       -------            --------------------------
Robert I. Toll......  59          1986          2002         Chairman of the Board of Directors and
                                                             Chief Executive Officer
Bruce E. Toll.......  56          1986          2002         Vice Chairman of the Board of Directors
Zvi Barzilay........  53          1994          2001         President, Chief Operating Officer, and
                                                             Director
Robert S. Blank.....  59          1986          2000         Director
Richard J. Braemer..  58          1986          2001         Director
Roger S. Hillas.....  72          1988          2000         Director
Carl B. Marbach.....  58          1991          2001         Director
Joel H. Rassman.....  54          1996          2002         Senior Vice President, Chief Financial
                                                             Officer, Treasurer and Director
Paul E. Shapiro.....  58          1993          2000         Director

     Robert I. Toll co-founded the Company's predecessors' operations with his brother, Bruce E. Toll, in 1967. He has been a member of the Board of Directors since the Company's inception in May 1986. Mr. Toll is a member of the Compensation Committee of the Board of Directors, the Employee Stock Purchase Plan Committee, the Shelf Terms Committee, and the Special Transactions Committee. His principal occupation since the Company's inception has been related to his various homebuilding and other real estate related activities.

      Bruce E. Toll, the brother of Robert I. Toll, has been a member of the Board of Directors since the Company's inception in May 1986 and served as its President until April 1998 and Chief Operating Officer until November 1998. Mr. Toll is the founder and president of BET Investments, an office, industrial and commercial real estate company. Mr. Toll is a member of the Employee Stock Purchase Plan Committee, the Shelf Terms Committee and the Special Transactions Committee. Mr. Toll served on the Compensation Committee of the Board of Directors until March 4, 1999.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the Company in 1980 as a project manager, was appointed a Vice President in 1983 and held the position of Executive Vice President--Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. In April 1998, Mr. Barzilay was appointed to the position of Chief Operating Officer and in November 1998 to the position of President. Mr. Barzilay is a member of the Compensation Committee of the Board of Directors and the Special Transactions Committee.

     Robert S. Blank became a member of the Board of Directors in September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Subordinated Debt Repurchase Authorization Committee, the Special Transactions Committee and the Real Estate Utilization Committee.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll, LLP. Mr. Braemer is a member of the Subordinated Debt Repurchase Authorization Committee and the Real Estate Utilization Committee.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank; since that time, he has been retired. Prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Audit Committee, the Subordinated Debt Repurchase Authorization Committee and the Special Transactions Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company and Millennium Bank.

     Carl B. Marbach became a member of the Board of Directors in December 1991. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. Mr. Marbach is a member of the Compensation Committee of the Board of Directors, the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Shelf Terms Committee.

     Joel H. Rassman became a member of the Board of Directors in September 1996. Mr. Rassman joined the Company in 1984 as Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Rassman is a member of the Employee Stock Purchase Plan Committee and the Special Transactions Committee.

     Paul E. Shapiro became a member of the Board of Directors in December 1993. Since June 1998, Mr. Shapiro has been Executive Vice President and Chief Administrative Officer of Sunbeam Corp. From July 1997 to June 1998, Mr. Shapiro was Executive Vice President and General Counsel of The Coleman Company, Inc. From January 1994 to June 1997, Mr. Shapiro was an Executive Vice President/Chief Administrative Officer/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company which, in December 1996, filed a Chapter 11 bankruptcy petition. Mr. Shapiro is a member of the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Special Transactions Committee. Mr. Shapiro is a director of The Coleman Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings, one of which was telephonic, during the Company's last fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an Audit Committee, a Compensation Committee of the Board of Directors (the "Compensation Committee"), a Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors (the "Executive Compensation Committee"), a Subordinated Debt Repurchase Authorization Committee, a Shelf Terms Committee, an Employee Stock Purchase Plan Committee, a Special Transactions Committee and a Real Estate Utilization Committee. The Audit Committee held four formal meetings during the last fiscal year, three of which were attended by the Company's independent auditors to discuss the scope of the annual audit and questions of accounting policy and internal controls. During the Company's last fiscal year, the Executive Compensation Committee, which administers the Cash Bonus Plan, the Company's Amended and Restated Stock Option Plan (1986) (the "1986 Plan"), the Company's Key Executives and Non-Employee Directors Stock Option Plan (1993) (the "1993 Plan"), the Company's Stock Option and Incentive Plan (1995) (the "1995 Plan") and the Company's Stock Incentive Plan (1998) (the "1998 Plan"), held two formal meetings. The Shelf Terms Committee held two formal meetings during the last fiscal year. The Subordinated Debt Repurchase Authorization Committee held one formal meeting during the last fiscal year. The Compensation Committee, the Employee Stock Purchase Plan Committee and the Special Transactions Committee did not meet formally during the last fiscal year.

COMPENSATION OF DIRECTORS

     Each non-employee director receives $4,000 for each full-day meeting attended, $2,000 for each half-day meeting attended and $1,500 for each telephonic Board of Directors meeting or committee meeting in which the director participates. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's common stock under the 1993 Plan or the 1998 Plan. Each non-employee director who is a member of the Audit Committee and participates in at least one meeting during the year receives an annual grant of options for 1,000 shares of common stock. Each non-employee director who is a member of an eligible committee (as determined by the Board of Directors from time to time), other than the Audit Committee, and participates in at least one meeting during the year receives an annual grant of options for 500 shares of common stock. No non-employee director may receive grants for service on more than three committees other than the Audit Committee. In accordance with an agreement entered into by Bruce E. Toll and the Company in connection with Mr. Toll's withdrawal from day-to-day operations of the Company, he does not receive any annual or per meeting stipends or stock options for his services as a director.

     On March 5, 1998, in connection with Bruce E. Toll's withdrawal from day-to-day operations of the business, the Company and Mr. Toll entered into a consulting and non-competition agreement. The agreement provides that, during a three-year term commencing November 1, 1998 and ending on October 31, 2001 (the "Consulting Term"), Mr. Toll will make himself available to the Company on a reasonable basis to consult with the Company concerning matters within his knowledge or expertise. In consideration of Mr. Toll's availability to the Company, and in further consideration of Mr. Toll's non-competition and confidentiality agreements with the Company as set forth in the agreement, the Company agreed to pay to Mr. Toll the sum of $500,000 during each year of the Consulting Term. The agreement further provides that, commencing with the termination of Mr. Toll's employment with the Company on October 31, 1998, for the term of the agreement, Mr. Toll is entitled to receive from the Company group health insurance of a type and amount then being provided to Company executives for himself, his beneficiaries, and any other of his children who were participants in the Company's medical plans on March 5, 1998. The Company provides this coverage for Mr. Toll and his beneficiaries without charge and provides coverage for each of Mr. Toll's other children provided the premium costs that the Company is permitted to charge under COBRA for such coverage are paid by Mr. Toll or those children.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF
              ROBERT S. BLANK, ROGER S. HILLAS AND PAUL E. SHAPIRO

                                  PROPOSAL TWO

                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Stockholders consider and approve a proposal to select Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 2000. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of Stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                                  PROPOSAL TWO

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                ANNUAL COMPENSATION     SECURITIES
                                      FISCAL   ---------------------    UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR    SALARY($)   BONUS($)     OPTIONS(#)    COMPENSATION($)(3)
    ---------------------------       ------   ---------   ---------   ------------   ------------------
Robert I. Toll......................  1999     1,000,000   1,394,505     347,500             8,232
  Chairman of the Board               1998       987,805   2,462,192     352,500             8,292
  and Chief Executive Officer(1)      1997       907,748   1,782,103     138,750             7,913

Zvi Barzilay........................  1999       830,367     120,000     100,000             8,232
  Chief Operating Officer             1998       780,369     120,000     100,000             8,292
  (commencing May 1, 1998),           1997       724,601     120,000     100,000             7,913
  Executive Vice President
  (through October 31, 1998)
  and President (commencing
  November 1, 1998)

Joel H. Rassman.....................  1999       604,216     120,000      50,000             9,482
  Senior Vice President,              1998       573,637     120,000      50,000             9,542
  Chief Financial Officer             1997       540,833     120,000      50,000             8,663
  and Treasurer(2)

------------------
(1) The bonuses listed for Robert I. Toll for fiscal 1999, 1998 and 1997 were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan, the 1998 Plan and the 1995 Plan. The amounts listed were the fair market value of the bonus award shares as of October 31, 1999 in the case of the fiscal 1999 bonus, the fair market value of the bonus award shares as of October 31, 1998 in the case of the fiscal 1998 bonus and the fair market value of the bonus award shares as of October 31, 1997 in the case of the fiscal 1997 bonus. Had the bonuses been paid in cash, Robert I. Toll would have received $1,932,402 for the 1999 cash bonus, $1,818,439 for the 1998 cash bonus and $1,379,377 for the 1997 cash bonus.

(2) Under the terms of an agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, the removal of fringe benefits (as defined) or any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment, Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

(3) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed and for Joel H. Rassman, directors fees paid by a subsidiary of the Company in the amount of $1,250 in 1999, $1,250 in 1998 and $750 in 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants to the named executive officers in the fiscal year ended October 31, 1999 and information relating to all outstanding common shares as of October 31, 1999.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                            NUMBER OF       % OF TOTAL                                             OF STOCK PRICE
                            SECURITIES        OPTIONS                                             APPRECIATION FOR
                            UNDERLYING      GRANTED TO       EXERCISE                                OPTION TERM
                             OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION       ----------------------------------
NAME                        GRANTED(#)    FISCAL YEAR(4)      ($/SH)       DATE               5%                      10%
----                        ----------   -----------------   --------   ----------       ------------        --------------
Robert I. Toll(1).........      50,000          3.99         24.0000     11/02/08        $    754,674        $    1,912,491
Robert I. Toll(3).........     250,000         19.96         23.8750     12/20/08           3,596,491             9,114,215
Robert I. Toll(2)(5)......      47,500          3.79         22.3125     12/30/08             666,530             1,689,118
Zvi Barzilay(3)...........     100,000          7.98         22.8750     12/20/08           1,438,596             3,645,686
Joel H. Rassman(3)........      50,000          3.99         22.8750     12/20/08             719,298             1,822,843
All Outstanding
  Common Shares(6)........  36,506,902           N/A             N/A          N/A        $401,782,404        $1,018,195,497

------------------
(1) Options become fully exercisable on the first anniversary of the date of the grant.

(2) Options were fully exercisable at date of grant.

(3) Options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.

(4) The Company granted options representing 1,173,800 shares of common stock to employees and 79,000 shares to non-employee directors in fiscal 1999.

(5) Issued pursuant to formula grant provisions of the 1995 Plan.

(6) Illustrates the aggregate appreciation in value of all shares of common stock outstanding on October 31, 1999 based on the assumed 5% and 10% rates of appreciation on the closing price of the Company's common stock on October 31, 1999 that produced the realizable value of the options granted to executive officers shown in this table (based upon the weighted average life of the grants).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1999 and the option values as of the end of that year for the Chief Executive Officer and other executive officers of the Company.

                                                                                                    VALUE OF
                                                                            NUMBER OF             UNEXERCISED
                                                                           UNEXERCISED            IN-THE-MONEY
                                                                            OPTIONS AT             OPTIONS AT
                                                                           OCTOBER 31,            OCTOBER 31,
                                       SHARES                                1999(#)               1999($)(1)
                                     ACQUIRED ON          VALUE           EXERCISABLE(E)         EXERCISABLE(E)
               NAME                  EXERCISE(#)       REALIZED($)       UNEXERCISABLE(U)       UNEXERCISABLE(U)
               ----                  -----------       -----------       ----------------       ----------------
Robert I. Toll.....................    60,000           $511,875              897,750(E)           1,401,313(E)
                                                                              300,000(U)                   0(U)
Zvi Barzilay.......................      None                N/A              400,700(E)           1,131,450(E)
                                                                              250,000(U)                   0(U)
Joel H. Rassman....................      None                N/A              207,000(E)             602,938(E)
                                                                              125,000(U)                   0(U)

------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $17.50 per share of the Company's common stock as reported on the New York Stock Exchange on October 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has two compensation committees, the Compensation Committee and the Executive Compensation Committee. The Compensation Committee currently consists of Robert I. Toll, the Company's Chairman of the Board and Chief Executive Officer, Zvi Barzilay, the Company's President and Chief Operating Officer, and Carl B. Marbach. During the last fiscal year, Bruce J. Toll, Vice Chairman of the Board, served on the Compensation Committee through March 4, 1999.

     The Compensation Committee determines the compensation for the Company's executives other than the Chief Executive Officer and the Chief Operating Officer. The Executive Compensation Committee, consisting of Carl B. Marbach and Paul E. Shapiro, administers the Cash Bonus Plan and the Company's stock option plans, determines the salary of the Chief Executive Officer, determines the salary and bonus of the Chief Operating Officer and reviews the recommendations of the Compensation Committee as to the compensation of the executives of the Company, other than the Chief Executive Officer and Chief Operating Officer.

     In order to help provide for an orderly market in the Company's common stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the "Tolls"), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's common stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Further, each of the Tolls has agreed to allow the Company to purchase $10 million of life insurance on his life. In addition, each of the Tolls has granted to the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of common stock from his estate. The agreements expire in October 2005.

     In addition to the performance of their duties for the Company, the Tolls have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates, certain office space from a business controlled by Messrs. Robert I. Toll, Bruce
E. Toll, Zvi Barzilay and Joel H. Rassman. During the last fiscal year, the Company paid to such business approximately $41,000 in rent. During the last fiscal year, the Company acquired an interest in a property controlled by the Tolls. The Company also provided services to other businesses controlled by the Tolls during the fiscal year, which were also billed at cost and paid throughout the year. The largest amount due the Company from these businesses at any time during the year was approximately $68,000 and the amount due at October 31, 1999 was approximately $8,000. These transactions are reviewed and monitored by the Audit Committee.

     The Company's Board of Directors, on June 12, 1997, considered the formation of an entity or related entities (collectively, the "Real Estate Entity") to acquire properties which, though not suitable for the Company's homebuilding activities, would be suitable for development and ownership of income producing residential and commercial properties and operations ("commercial activities") operating in the format of a real estate investment trust, an operating partnership or other vehcile, or a combination thereof. The Board was desirous of exploring ways for the Company to benefit from the many opportunities for commercial activities that are or become available to the Company either because they are appurtenant to the Company's homebuilding operations or are brought to management's attention in the normal course of its efforts to locate land to build for sale housing. At that time, Messrs. Robert
I. Toll and Bruce E. Toll advised the Board of the status of development of an apartment property located in Fairfax, Virginia, named Dulles Greene ("Dulles Greene"), which was owned by partnerships controlled, and 89%-owned, by Messrs. Robert I. Toll and Bruce E. Toll (and trusts for his children) and in which certain members of management, including Directors Zvi Barzilay and Joel Rassman, owned limited partnership interests (collectively, the "Dulles Greene Partnership"). Phase I of Dulles Greene was on the verge of being developed at that time. Messrs. Robert I. Toll and Bruce E. Toll stated that, if the Board considered it advisable and in the best interest of the Company to engage in commercial activities through a Real Estate Entity, they would consider facilitating the Company's entry into this field by transferring Dulles Greene on favorable terms to a Real Estate Entity formed by the Company. The Board determined to proceed to develop a business plan and documentation for the establishment of a Real Estate Entity to be initially owned or controlled by the

Company and to form a Real Estate Utilization Committee (the "Committee"), comprised of two Directors, Richard J. Braemer and Robert S. Blank.

     The Committee and management proceeded to pursue various alternatives with respect to the development of the Real Estate Entity, including the possibility of including a third-party institutional investor or investors. The Committee reported to the Board in June 1998 that the Dulles Greene Partnership would consider conveyance of Dulles Greene to the Real Estate Entity; that a subsidiary of the Company would contribute $6 million in cash to the Real Estate Entity and an institutional investor would contribute $10 million in cash; and that each of the three contributing parties intially would effectively own a one-third interest in the properties owned by the Real Estate Entity. In addition, the Real Estate Entity would be expected to pay a developer's advisory fee to the Company equal to 5% of all costs, exclusive of land and interest, incurred by the Real Estate Entity, including those costs incurred by Dulles Greene prior to the contribution to the Real Estate Entity. The Board of Directors, at that time, having received an appraisal concluding that, as of April 2, 1998, the market value of the fee simple interest in Dulles Greene, in its unfinished condition (exclusive of borrowings incurred in connection with development of the property, which would be repaid at closing with bank refinancing) would be in excess of the Company's $6 million contribution, authorized management to proceed with the proposed transactions.

     The Board of Directors was advised on November 16, 1998 that formal approval and closing of the transaction, with the institutional investor, the Pennsylvania State Employees Retirement System ("PaSERS"), would likely consume further time. Because the continuing development of Dulles Greene had required substantial borrowings which were to be refinanced at the proposed closing, and the lending bank desired to complete the refinancing promplty but could not do so until the property was effectively owned by the Real Estate Entity, the Board was asked to consider the approval of the proposed transactions, effectively consisting of the Company's $6 million cash contribution to the Real Estate Entity, the transfer of Dulles Greene to the Real Estate Entity by the Dulles Greene partners and the closing of the related bank loan to the Real Estate Entity (collectively, the "closing"), absent the PaSERS contribution, but otherwise on a basis consistent with the transactions which allow PaSERS to invest in the Real Estate Entity generally on the previously agreed upon basis if necessary approvals were obtained by PaSERS within a reasonable time. The Board of Directors also considered the increased value of Dulles Greene resulting from continued construction development financed through additional funds supplied by partners of the Dulles Greene Partnership. The Board was advised that, in negotiations among the Dulles Greene Partnership and PaSERS, PaSERS had agreed to the payment by the Real Estate Entity of an amount which, for the period June 30, 1997 through November 30, 1998, would total approximately $2.2 million to the partners of the Dulles Greene Partnership (the "incremental amount"), effectively reflecting interest and return on equity to the partners of the Dulles Greene Partnership on account of their continued funding of all development expenditures and assumption of all risks since June 1997. The Board of Directors, in addressing the increase in value of the property resulting from the Dulles Greene Partnership's continued development activities, requested an updated appraisal report to enable the Board to determine whether the value of the interest in the Real Estate Entity to be received by the Company, upon closing of the proposed transactions, and the payment of an incremental amount to the Dulles Greene partners would be in excess of the Company's $6 million cash contribution.

     Thereafter, upon receipt of an updated appraisal report, the Board determined that it was reasonable to conclude that the value of interests being contributed by the Dulles Greene partners was greater than the Company's $6 million contribution and that, since the Company would effectively own 50% of the value of the Real Estate Entity assets upon closing, the proposed transactions would be advantageous to the Company regardless of whether the PaSERS investment ultimately occurred. Messrs. Robert I. Toll and Bruce E. Toll, speaking for the partners of the Dulles Greene Partnership, advised that, in the absence of an investment by PaSERS, they would commit to contribute up to 50% (or such lesser percentage interest in the Real Estate Entity then owned in the aggregate by the current partners of the Dulles Greene Partnership) of additional equity, if required, in order to continue to build and develop Dulles Greene. The Board approved the proposed transactions and the closing occurred on November 20, 1998. Thereafter, on December 24, 1998, PaSERS closed on its $10 million commitment pursuant to which it made its initial cash investment of $6 million in the Real Estate Entity, with an additional $4 million of equity contributions required to be made during fiscal 1999, resulting in each of the three contributing parties owning a one-third interest in the properties owned by the Real Estate Entity.

     During fiscal 1999, the Real Estate Entity acquired several office buildings which required additional cash contributions from the Company, PaSERS and the other investors. As of October 31, 1999, the Company's investment in the Real Estate Entity was $7,285,000.

     The Company provides development, finance and management services to the Real Estate Entity. During fiscal 1999, the Company earned $2,524,000 in fees for these services. The Company also incurs certain costs on behalf of the Real Estate Entity. These fees and costs were paid to the Company throughout the year. The amount due the Company for fees and advances as of October 31, 1999, was approximately $150,000. The largest amount due the Company from the Real Estate Entity at any time during the fiscal year was approximately $335,000.

FORMATION OF REAL ESTATE ENTITIES

     See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                    REPORT OF THE COMPENSATION COMMITTEES ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as originally established by the Board's Compensation Committee and the Executive Compensation Committee, are based on the principles that compensation should, to a significant extent, reflect the financial performance of the Company and the executive, and that a significant portion of executive officers' compensation should provide long-term incentives. It is the policy of these committees to set executive compensation at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals, objectives and overall financial success. Methods of compensation are designed to provide incentives for executive performance that results in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to encourage continued service to the Company. A significant portion of executives' incentive compensation is paid in stock options and stock awards so that executives have the same interest as Stockholders in increasing the value of their investment. The compensation of each executive officer is based largely upon both individual and Company performance.

     The compensation program is comprised of two elements: (a) annual salary and possible short-term incentive awards in the form of cash bonuses, and (b) a long-term incentive program (principally stock options and a stock based feature of the Cash Bonus Plan) where the level of compensation is dependent on the performance of the Company's common stock. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer, are set out below.

ANNUAL COMPENSATION - EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER

     The Compensation Committee establishes annual salaries of executives other than the Chief Operating Officer whose compensation is set by the Executive Compensation Committee. These committees set compensation by subjective evaluation of individual performance of executives and by marketplace valuations of comparable executives, although salary determinations are not based upon any specific or constant criteria.

     Executives are eligible for annual incentive cash bonuses. These bonuses are granted at the discretion of the Compensation Committee and, in the case of the Chief Operating Officer, the Executive Compensation Committee. These awards are not intended to be in addition to market level compensation but instead are designed to cause a significant part of an executive's annual compensation to be dependent on the relevant committee's subjective assessment of the executive's performance. In making this assessment, the committee considers a number of factors, including the Company's overall financial results; the executive's contributions to the Company's economic and strategic objectives; the efforts required of and expended by the executive; the executive's ability to develop, execute and implement short-term and long-term corporate goals, including expansion of operations into new areas; and the executive's contributions toward maximizing Company profitability, managing costs and addressing the impact of economic and demographic restrictions on Company performance. In addition, the Compensation Committee and the Executive Compensation Committee compare the Company's results of operations, including earnings, margins, return on equity and other factors, with those of competitors in determining compensation for the Company's executives.

LONG-TERM COMPENSATION STOCK OPTIONS

     The stock option component of the executive officers' compensation has been designed to provide executives with incentives for the enhancement of Stockholder value. Options have been granted at fair market value on the date of grant and generally vest over a number of years, usually not less than four years (except in the case of grants under formula option provisions approved by the Stockholders). The options have significant restrictions, for a typical period of three years from the date of grant, on the executive's ability to exercise the options and sell the shares acquired upon exercise without the consent of the appropriate stock option subcommittee. As with the grant of cash bonuses, no constant criteria are used year after year. Instead, the Compensation Committee makes a subjective determination of the effectiveness of the executive and the extent of the executive's contributions to the Company's success and, based on that determination, recommends to the stock option subcommittee the amount of options to be granted, if any, to each executive officer. Because the options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of grant, any value that ultimately accrues to the executive is based entirely upon the Company's performance, as perceived by investors who establish the market price for the common stock.

1999 COMPENSATION FOR CHIEF EXECUTIVE OFFICER

     In 1990, the Board of Directors decided that salary, bonus and option grants for the Company's Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria and market rates for comparable executives. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing Robert I. Toll's base salary should provide for an adjustment of not less than the increase in the Consumer Price Index (as defined by the U.S. Department of Labor) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees, other than Robert I. Toll (and, through 1997, Bruce E. Toll), for the adjustment year. Robert I. Toll waived his right to an increase in his base salary for 1999.

     Since 1990, cash bonuses for Robert I. Toll have been determined based on the formula contained in the Company's Cash Bonus Plan approved by Stockholders in 1992 and amended with Stockholder approval in 1997 and 1999. Under the Cash Bonus Plan, Mr. Toll received for fiscal 1999 a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus
Plan) for fiscal 1999 in excess of 10% and up to 20% of Stockholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of fiscal 1998, plus (b) 2.0% of the Company's income before income taxes for fiscal 1999 in excess of 20% and up to 30% of Stockholders' equity of the Company as of the end of fiscal 1998, plus (c) 2.25% of the Company's income before income taxes for fiscal 1999 in excess of 30% of Stockholders' equity of the Company as of the end of fiscal 1998. This method of compensation ties Mr. Toll's compensation to various indicators of the Company's performance. During the past five years, this method generated cash bonus calculations that were 53% higher for 1995 than for 1994, slightly lower for 1996 than for 1995, 20% higher for 1997 than for 1996, 32% higher for 1998 than for 1997 and 6% higher for 1999 than for 1998, before consideration of the stock award feature described below.

     The Executive Compensation Committee and the Board of Directors determined that tying the value of the bonus of the Chief Executive Officer to the Company's stock price is a valuable incentive to align the interests of the Chief Executive Officer with those of the Stockholders. Accordingly, the Executive Compensation Committee and the Board of Directors amended the Cash Bonus Plan on December 10, 1998, subject to Stockholder approval, which was given at the 1999 Annual Meeting of Stockholders, to provide that (a) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1999, October 31, 2000, and October 31, 2001 will be paid in shares of common stock, which payments will be in the form of an award under the terms of the Company's Stock Incentive Plan (1998) (the "1998 Plan");
(b) the number of shares of common stock awarded pursuant to the aforementioned provisions of the Cash bonus Plan will be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $24.25 (the fair market value of a share of common stock, determined, as of December 10, 1998, in accordance with the provisions for determination of fair market value as set forth in the 1998 Plan); (c) the Executive Compensation Committee will have the discretion to terminate the application of the provision of the Cash Bonus Plan described in subparagraphs (a) and (b) of this paragraph at any time, effective no sooner than six months after such decision to terminate is made by the Executive Compensation Committee, in which event all bonuses payable on or after the effective date of such termination will be payable in cash only; and (d) upon receipt of a request by Robert I. Toll, based on his concerns regarding adverse tax consequences to him, the Executive Compensation Committee may, in its sole discretion, suspend the application of the stock award provisions described in subparagraphs (a) and (b) of this paragraph, provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan. In the event of suspension of the stock award provisions, all bonuses will be payable only in cash until such time as the Executive Compensation

Committee determines to reinstate the stock award provisions. Payment of the Cash Bonus to Robert I. Toll for the 1999 fiscal year was made in the form of an award of shares of common stock, which as of the end of the fiscal year had a market value of $17.50 per share and an aggregate market value of $1,394,505. If this bonus had been paid in cash instead of stock, Mr. Toll would have received $1,932,402.

     The Cash Bonus Plan is intended to provide bonuses that will be treated as "performance based compensation" exempt from the limitations on deductibility imposed under Section 162(m) of the Code.

     Under the 1998 Plan, Robert I. Toll received, for the last fiscal year, an option for 250,000 shares of common stock. In addition, Mr. Toll received during the last fiscal year the following options, which were awarded for the 1998 fiscal year under the 1995 Plan: an annual option award for 50,000 shares of common stock and an additional option award under the pre-tax return on equity formula of the 1995 Plan for 47,500 shares of common stock.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Robert I. Toll
                                          Bruce E. Toll*
                                          Zvi Barzilay
                                          Carl B. Marbach

                                          EXECUTIVE COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Carl B. Marbach
                                          Paul E. Shapiro

*Member during last fiscal year through March 4, 1999.

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of the Company's common stock, assuming reinvestment of dividends, with the S & P 500 Index and the S & P Homebuilding Index:

                                   [GRAPHIC]

     In the printed version of the document, a line graph appears which depicts the following plot points:

                         10/94     10/95     10/96     10/97    10/98     10/99
                         -----     -----     -----     -----    -----     -----
Toll...................   100       163       155       201      211       159
S&P 500................   100       126       157       207      253       318
S&P Homebuilding.......   100       136       131       188      229       174

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1998 through October 31, 1999 were made on a timely basis except for one report of Director Carl B. Marbach relating to one transaction which was filed subsequent to its due date.

                              CERTAIN TRANSACTIONS

     Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm of which Director Richard J. Braemer is a partner, acted as counsel to the Company in various matters during fiscal 1999 and was paid aggregate fees of $262,909 during that period.

     For information regarding certain other transactions, see "Compensation Committee Interlocks and Insider Participation," elsewhere in this proxy statement.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by October 17, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     A Stockholder of the Company may wish to have a proposal presented at the 2001 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by the Company at the address appearing on the first page of this proxy statement by January 3, 2001, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934 and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                            SOLICITATION OF PROXIES

     The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO FREDERICK N. COOPER OR JOSEPH R. SICREE, CO-DIRECTORS OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

PROXY



                              TOLL BROTHERS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                Annual Meeting of Stockholders - March 23, 2000


     The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL, BRUCE E. TOLL AND CARL B. MARBACH, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania on March 23, 2000, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.


     This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted "FOR" the election of the three Director nominees and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.


                           (Continued on reverse side)

                              FOLD AND DETACH HERE

                                                             Please mark
                                                            your votes as
                                                            indicated in
                                                            this example    [X]

(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name below.)

Robert S. Blank, Roger S. Hillas and Paul E. Shapiro

--------------------------------------------------------



 1.         FOR               WITHHOLD
        all nominees         authority
     listed (except as    to vote for all
       marked to the          nominees
         contrary)             listed
           [  ]                 [  ]


2. The approval of Ernst & Young LLP as the Company's auditors for the 2000 fiscal year.

     FOR      AGAINST      ABSTAIN
     [  ]      [  ]          [  ]



3. To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE
NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 1999
ANNUAL REPORT OF TOLL BROTHERS, INC.

Dated: ____________________________________________, 2000

_________________________________________________________
             Signature of Stockholder

_________________________________________________________
             Signature of Stockholder



NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the stockholder is a corporation, please sign by full corporate name by duly authorized officer or officers and affix the corporate seal. Where shares are held in the name of two or more persons, all such persons should sign. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.


                              FOLD AND DETACH HERE